GLOBAL LIFE SCIENCES, INC.'S CHAIRMAN RECEIVES GRANT APPROVAL
                     FROM THE EUROPEAN UNION

Irvine, California November 20, 2003: Global Life Sciences, Inc., -OTC: GBLS today announced that its Chairman, Prof. Reimann, has received approval from the European Union and the state of Brandenburg, Germany for a Euro 2.5 million grant (or approximately $3.0 million) under its EU INTEREG III program to fund a project to be conducted by the Internationale Akademie, where Prof. Reimann also serves as its President. The research directed by Prof. Reimann was selected for its outstanding merit in its category. The project to be undertaken by Internationale Akademie will be conducted in cooperation with selected international universities that may receive an aggregate of approximately $180,000 of the total grant amount for their participation. Please see its website located at www.Internationale-Akademie.de.

Internationale Akademie, under the guidance of Prof. Reimann, has selected Global Life Sciences, Inc., as its lead service provider for the research, analysis, and development of medical procedures to be implemented by physicians in the field of advanced remote diagnosis and treatment of individuals suffering from allergic, immune deficient, and environmentally related disorders at out-patient clinics and hospitals throughout Europe. This research will be conducted at Global Life Sciences, Inc.'s medical laboratory in Germany.

The grant offered by the European Union, will mainly be utilized to fund the services provided by Global Life Sciences, Inc., in its program to develop new and innovative medical techniques in the field of remote diagnostics technology. The project intends to focus on improving diagnostic techniques and results by enhancing the quality of existing standards and methods used by physicians during the remote diagnosis procedure, which could be implemented in future practical applications. The grant could be available as early as the first quarter in calendar 2004 to fund the project.

About Global Life Sciences, Inc.:

Global Life Sciences, Inc., owns and operates a medical laboratory specializing in the research, analysis, and in vitro diagnosis of live biopsy tissue samples for allergic, immunological, and environmentally related disorders. In order to improve the quality of test results, Prof. Reimann, the company's Chairman, Chief Executive Officer, and President, developed and patented a unique device known as a "Tabox", which enables the precise analysis of the effects of allergens and toxins on the human body in an in vitro environment.

Currently, the company operates a total of 28 inter-clinic Tabox systems as proprietary devices, which are available to practitioners, clinics and other medical customers on a fee-for-service basis. The company anticipates the production and use of up to 100 Tabox systems by its medical customers by the end of the third quarter 2004. In addition, new labs, research facilities and integrated out-patient clinics are currently projected to be established in Zurich (Switzerland) and Berlin (Germany) during 2004 and 2005.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Too Gourmet, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

Investor Contact:
Global Life Sciences, Inc.
Attention:  c/o  R. Katz
Phone:  949-223-7103

Business Contact:
Global Life Sciences, Inc.
Attention:  Prof. Dr. Reimann
Fax:  +49-4503-707532